EXHIBIT 99.1

SUTTER ACQUIRES EASTON MORTGAGE CORPORATION

SAN FRANCISCO, January 17, 2003/PRNewswire/ - Sutter Holding Company, Inc. (OTCBB: SRHI) announced today the acquisition of Easton Mortgage Corporation. The acquisition closed January 14, 2003, with an effective date of December 31, 2002. Sutter purchased 100% of the capital stock of Easton for $3.75 million, consisting of $1.0 million cash and secured promissory notes in the aggregate amount of $2.75 million. The notes pay interest at 4% and amortize over four and one-half years. In addition, Sutter issued warrants to acquire 60,000 shares of its common stock for $11.00 per share. For the eleven month period ending November 30, 2002, Easton had unaudited net income of $514,512 and earnings before interest, taxes, depreciation and amortization ("EBITDA") of $804,464. The promissory note is subject to adjustment in the event of a decline in the EBITDA of Easton during the next two years. Pro-forma earnings for the combined companies for the first eleven months of 2002 is expected to be approximately $1.59 per share. The Stock Purchase and Sale Agreement, and related Promissory Notes, have been filed as an exhibit to Form 8-K with the SEC.

About Easton: Easton Mortgage Corporation is a mortgage bank licensed in California. Easton originated over $95 million in mortgages during 2002, consisting primarily of "A" rated first mortgages. Easton's website can be viewed at www.eastonmtg.com.
This press release contains certain current and forward-looking statements and information relating to Sutter Holding Company, Inc. and its investments, ("we", "us" or the "Company") that are based on the beliefs of its management as well as assumptions made by and information currently available to its management. When used in this release, the words "anticipate," "believe", estimate", expect", "intend", "plan" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. These statements reflecting management's current view about our proposed business operations are subject to certain risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, or should information currently believed to be true prove to be untrue, actual results may vary materially from those described in this press release as anticipated, estimated or expected. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, the continued ability of the Company to generate or obtain sufficient working capital to continue its operations, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the company disclaims any intent or obligation to update these forward-looking statements.